CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report, Dated August 30, 2019, relating to the financial statements of MJ Harvest, Inc. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus. We understand the S-1 Registration Statement is being filed on October 2, 2019.

/s/ DeCoria, Maichel & Teague P.S.

DeCoria, Maichel & Teague P.S.

October 02, 2019

Spokane, Washington